Sara Lee Corporation
3500 Lacey Road
Downers Grove, IL 60515

FOR IMMEDIATE RELEASE

Media: Jon Harris, +1.630.598.8661
Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE CORPORATION ANNOUNCES CEO TO TAKE
MEDICAL LEAVE OF ABSENCE

MARCEL H. M. SMITS NAMED INTERIM CEO;
JAMES S. CROWN, LEAD INDEPENDENT DIRECTOR, TO BE CHAIRMAN;
MARK GARVEY NAMED INTERIM CFO

Corporation also announces formation of Office of the Chairman

DOWNERS GROVE, Ill. (May 14, 2010) – Sara Lee Corp. (NYSE: SLE) today announced that Chairman and Chief Executive Officer Brenda C. Barnes will take a temporary medical leave of absence, effective immediately. The company’s board of directors has named Marcel Smits, executive vice president and chief financial officer, to serve as interim CEO until Ms. Barnes returns. James S. Crown, lead independent director, will assume the role of chairman.

“We wish Brenda a speedy recovery and look forward to her return,” said Crown. “Out of respect for Brenda’s privacy, we will not be commenting further.”

Crown added, “We are pleased we have an executive of Marcel Smits’ caliber to serve as CEO in the interim.”

In addition, the company announced the formation of an Office of the Chairman comprised of Crown, Smits and Christopher John (CJ) Fraleigh, chief executive officer of North American Retail and Foodservice. The group has been formed to ensure the continued effective execution of strategic initiatives and further enhance operational efficiencies.

The company has named Mark Garvey as its interim chief financial officer. Having joined Sara Lee in 1995, Garvey served in a variety of executive positions for the company. He presently is the company’s senior vice president, Global Business Services and Corporate Controller.

About Marcel Smits

Marcel Smits is executive vice president and chief financial officer of Sara Lee Corporation and is responsible for the corporation’s accounting, tax, treasury, procurement and information technology departments. He joined the company in October 2009.

He joined Sara Lee from Dutch telecom leader Koninklijke KPN NV, where he served as chief financial officer and as a member of the management board. At KPN, Smits oversaw a number of acquisitions and restructurings which drove top-line growth and bottom-line savings. Prior to KPN, Smits was chief financial officer and a member of the management board of Vendex KBB (now known as Maxeda), a Dutch retail group, where he also managed the IT function. In addition, Smits held various financial and management positions in Europe, South America and Asia during his 13-year career at Unilever.

About CJ Fraleigh

CJ Fraleigh is chief executive officer, North American Retail and Foodservice, and an executive vice president of Sara Lee Corporation.

Fraleigh joined Sara Lee in January 2005 as chief executive officer of Sara Lee Food & Beverage. He was appointed to chief operating officer – North America in November, 2007 and his current position in January, 2009. Prior to joining Sara Lee, he served as general manager for General Motors’ GMC-Buick-Pontiac division. Before joining General Motors as executive director of advertising and corporate marketing in 2001, he was vice president, colas at PepsiCo. He joined PepsiCo in 1989 serving in positions of increasing responsibility.

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate almost $13 billion in annual net sales covering approximately 180 countries. The Sara Lee community consists of 41,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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